Exhibit 99.2

Oragenics, Inc. Announces Closing of Public Offering

September 5, 2024

SARASOTA, Fla.—(BUSINESS WIRE) — Oragenics, Inc. (NYSE American: OGEN), a company focused on developing unique, intranasal pharmaceuticals for the treatment of neurological disorders, today announced the closing of its previously announced offering of 3,078,378 shares of its common stock and pre-funded warrants to purchase up to 5,028,206 shares of common stock at an offering price of $0.55 per share and $0.549 per pre-funded warrant. Immediately after the closing of the offering, the Company has 8,659,071 shares of common stock outstanding and pre-funded warrants to acquire up to 5,028,206 shares of common stock outstanding. The exercise price of each pre-funded warrant is $0.001.

The gross proceeds of the offering are approximately $4.45 million before deducting placement agent fees and other estimated offering expenses payable by the Company. The Company intends to use the proceeds from the offering to fund the continued development of its ONP-002 product candidate and for general corporate purposes and working capital.

Dawson James Securities, Inc. acted as the sole placement agent for the offering.

Shumaker, Loop & Kendrick, LLP, represented the Company in connection with the offering, and ArentFox Schiff LLP, Washington, DC, represented the placement agent.

The offering was made pursuant to a registration statement on Form S-1 (File No. 333-281618), including a base prospectus, filed with the U.S. Securities and Exchange Commission (the “SEC”) on August 16, 2024, and declared effective on September 3, 2024.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Oragenics

Oragenics is a development-stage biotechnology company focused on nasal delivery of pharmaceutical medications in neurology and fighting infectious diseases, including drug candidates for treating mild traumatic brain injury (mTBI), also known as concussion, and for treating Niemann Pick Disease Type C (NPC), as well as proprietary powder formulation and an intranasal delivery device. For more information, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, those described in our Form 10-K and other filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Oragenics, Inc.

Janet Huffman, Chief Financial Officer

813-286-7900

jhuffman@oragenics.com

Investor Relations:

Rich Cockrell

404.736.3838

achv@cg.capital